Oragenics, Inc. 4th Quarter Update

Oragenics is Scheduled to Sell Its Acclaimed Probiotic Oral Care Product EvoraPlus™  Through Some Of The Country’s Biggest Mass Retailers during 2010

Oragenics Also Positions Company’s Probiotic Technology For Domestic And International Licensing And Private Label Distribution Deals With Major Global Pharmaceutical And Personal Care Companies

For Immediate Release

Alachua, FL (Date) – Oragenics, Inc. (OTCBB: ORNI www.oragenics.com) heads into the close of 2009 with an extensive array of high-profile retail companies that are slated to launch its core EvoraPlus™ and Teddy’s Pride™ brands in 2010. The fourth quarter has seen the mass retail launch of Oragenics’ flagship EvoraPlus and Teddy’s Pride in A&P Supermarkets and Pathmark, which together account for nearly 1,000 locations across the country.

EvoraPlus will make its debut in several major mass retailers through the second quarter of 2010, leading off in early January with Hannaford Supermarkets’ pharmacies covering Maine, Massachusetts, New Hampshire, New York and Vermont and Sweet Bay Supermarkets covering Florida.

Following the Hannaford and Sweetbay launches, EvoraPlus and Teddy’s Pride is scheduled to be rolled-out by a number of top national retailers throughout the first half of the year. As previously mentioned in its 10-Q filing for the third quarter of 2009, the Company received written confirmation that EvoraPlus would be carried by one of the country’s largest mass drug store chains. As a result, the Company anticipates that this will place its EvoraPlus in over 7,000 locations nationwide. At present, this roll-out is scheduled for March 2010. Oragenics has also received verbal confirmation that a second national drug store chain has decided to include EvoraPlus in its upcoming planagram, which should place Oragenics' products in several thousand additional stores during the first half of the year.

Concurrently with the retail distribution of its core product lines, Oragenics has started negotiations with several leading domestic and international consumer products, pharmaceutical and personal care manufacturers and distributors aimed at licensing the Company’s patented probiotic technology ProBiora3™ for integration into personal care and pet products, for the private labeling of Oragenics’ ProBiora3-based products, and for establishing in-country distribution agreements on behalf of EvoraPlus and Teddy’s Pride.

The media has taken notice of Oragenics and its innovative probiotic oral care products. The Company and its core products have been featured several times on FOX television newscasts and the popular PBS series National Medical Report with Hugh Downs. More than 800 newspapers have discussed EvoraPlus in their editorial section and hundreds of health-oriented websites and grassroots ‘blogs’ have prominently featured both EvoraPlus and Teddy’s Pride with unanimous positive reviews and ‘recommendations to purchase’. Oragenics and its product line is scheduled to be featured on The Balancing Act, an award-winning talk and magazine show reaching 96 million homes that airs weekday mornings on Lifetime Channel during the months of January and February.

Mr. David Hirsch, President and CEO of Oragenics, Inc. has stated: “We are extremely pleased with the progress we have made in executing our retail strategy through the fourth quarter of 2009 and we continue to remain optimistic about our prospects for 2010.”

Developed by Dr. Jeffrey Hillman, D.M.D., Ph.D., and Chief Scientific Officer at Oragenics, Inc., EvoraPlus is the result of more than 25 years of research, which began at the Harvard-affiliated Forsyth Institute in Boston and continued at Oragenics. Through his research, Dr. Hillman found three strains of beneficial bacteria that help maintain an optimal balance of beneficial bacteria in the mouth, naming the patent-pending blend ProBiora3™, the active ingredient in EvoraPlus. 100% natural, EvoraPlus is made in the USA in an FDA registered and GMP certified facility ensuring both the highest quality ingredients and complete integrity. For more information on Oragenics and its products, please reference www.oragenics.com, www.evoraplus.com, teddyspride.com and www.probiora3.com.

About Oragenics, Inc.

Oragenics, Inc. is a biopharmaceutical company engaged in developing unique proprietary technologies, some of which are being commercialized and sold in the over-the-counter consumer healthcare market. The company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health. The company is located in Progress Corporate Park at 13700 Progress Boulevard in Alachua, Florida, approximately 15 miles from the campus of the University of Florida in Gainesville.

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CONTACT:        SSA Public Relations
(818) 907-5929
Steve Syatt
ssyatt@ssapr.com
Cara Downs
cdowns@ssapr.com

Oragenics, Inc.
(386) 418-4018
 David Hirsch, President and CEO
 dhirsch@oragenics.com

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” "should," “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (i) cancellation by retailers of existing orders, pending orders or plans of future orders or changes to existing orders, (ii) the inability of the Company to receive an initial order following inclusion by a retailer of the Company's product in a planagram or any subsequent orders, (iii) changes in a retailers planagram, (iv) changes in estimated times for rollout of the Company's products or in the number of estimated locations in which the product will be available, (v) changes in the timing of the featuring of the Company's products in media outlets or cancellation of such pending features, and (vi) those factors set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.